Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 8, 2011

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an aggregate of [    ] shares of Common Stock, $0.001 par value (“Common Stock”), of Synageva BioPharma Corp., a Delaware corporation (the “Company”), issuable under the Synageva BioPhara Corp. 2005 Stock Plan, as amended (the “2005 Plan”) and 21 shares of Common Stock of the Company issuable under the 1996 Stock Option Plan of AviGenics, Inc. (the “1996 Plan” and, together with the 2005 Plan, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company have been duly authorized and, when the shares of Common Stock of the Company have been issued and sold in accordance with the terms of the Plans, the shares of Common Stock of the Company will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of shares of Common Stock of the Company while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP